EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT

             This AGREEMENT is dated as of January 29, 1998 by and among
        (i) Radley Services Ltd. ("Radley") and Peek Corporation ("PC"), on the one hand, (ii) ONIX Systems Inc., on the other hand ("Buyer"), and (iii) Thermo Power Corporation, a Massachusetts corporation ("Thermo"). Thermo, Radley and PC are sometimes referred to herein collectively as the Sellers.

             WHEREAS, Sellers desire to sell all of the issued and outstanding shares of each of (i) Peek Measurement Ltd., a company organized under the laws of England ("PML"), (ii) Brandt Instruments Inc., a company organized under the laws of the State of Delaware ("Brandt") and (iii) Peek Measurement Inc., a company organized under the laws of the State of Texas ("PMI") to Buyer, and Buyer desires to purchase such shares from the Sellers;

             NOW, THEREFORE, in consideration of the premises and mutual promises and agreements set forth herein, the parties hereto hereby agree as follows:

             1.   Purchase and Sale of Shares.

                  (a) PC hereby sells, assigns, transfers, conveys, and delivers to Buyer 100% of the issued and outstanding shares of capital stock of each of Brandt (the "Brandt Shares") and PMI (the "PMI Shares") and (ii) Radley hereby sells, assigns, transfers, conveys, and delivers to Buyer 100% of the issued and outstanding share capital of PML (the "PML Shares," collectively with the Brandt Shares and PMI Shares, the "Shares"). In consideration for the Shares, Buyer shall pay to Sellers an aggregate of $19,116,825 in cash (the "Purchase Price") plus interest on such amount for the period beginning November 6, 1997 and ending on the date of payment of the Purchase Price, at a rate equal to the 90-day Commercial Paper Composite Rate for 90-day maturities as reported by Merrill Lynch Capital Markets, as an average of the last five business days of the Buyer's latest fiscal quarter, plus 25 basis points, reset each quarter. The parties acknowledge and agree that the Purchase Price represents the sum of (i) the aggregate net tangible assets of PML, Brandt and PMI (collectively, the "Peek Measurement Business") (assumed to be $5,559,000) as of the date of Thermo's acquisition of the Peek Measurement Business as part of the acquisition on November 6, 1997, by Thermo of Peek plc (the "Peek plc Business"), plus (ii) a percentage of the total goodwill associated with Thermo's acquisition of the Peek plc Business equal to the total revenues of the Peek Measurement Business for the 1997 fiscal year relative to the total revenues of the Peek plc Business for such period, plus (iii) $1,038,825, representing the estimated tax liability of Thermo relating to the transfer of the Peek Measurement Business to Buyer.
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             2.   Further Assurances.  At the request of Buyer at any
        time on or after the date hereof, Sellers will execute and deliver such further instruments of transfer and conveyance and take such other action as Buyer reasonably may request effectively to assign and transfer to Buyer any of the Shares.

             3. Sellers' Representations and Warranties. Each Seller represents and warrants that:

                  (a) Organization and Existence. Such Seller is a company organized and existing under the laws of its respective jurisdiction of organization.

                  (b) Approval of Transactions. Each Seller has obtained all necessary corporate authorizations and approvals, and has taken all actions required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (c) No Conflict. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will (1) conflict with the charter documents or by-laws of such Seller, (2) violate any current provisions of law, administrative regulation, or court decree applicable to such Seller or (3) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute default under any material agreement or instrument to which such Seller, or any Peek Measurement Business entity, is a party or by which each is bound.

                  (d) Ownership of Assets and Shares; Authority to Transfer. The Shares are not encumbered and are freely transferable by the respective Seller. PC holds good and marketable title to the Brandt Shares and the PMI Shares and no third party is entitled to claim any right thereto or make any claim thereon. Radley holds good and marketable title to the PML Shares and no third party is entitled to claim any right thereto or make any claim thereon. The transfer of the Shares to Buyer pursuant to this Agreement will vest in Buyer title to the Shares, free and clear of all liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever.

             4.   Buyer's Representations and Warranties.

                  (a) Organization and Existence. The Buyer is a company organized and existing under the laws of its jurisdiction of organization.

                  (b) Approval of Transactions. The Buyer has obtained all necessary corporate authorizations and approvals, and has taken all actions required for the execution and delivery of this

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        Agreement and the consummation of the transactions contemplated hereby.

                  (c)  No Conflict.  Neither the execution nor delivery
        of this Agreement, nor the    consummation of the transactions
        herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will (1) conflict with the charter documents or by-laws of the Buyer, (2) violate any current provisions of law, administrative regulation, or court decree applicable to the Buyer or (3) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute default under any material agreement or instrument to which the Buyer is a party or by which it is bound.

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             5.   Indemnification.

                  (a) Sellers jointly and severally agree to indemnify and hold harmless Buyer from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by Buyer as a result of (i) the inaccuracy of any representation or warranty contained in Section 3 hereof or
        (ii) the breach by Sellers of any provision hereof.

                  (b) Buyer agrees to indemnify and hold harmless Sellers from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by Sellers as a result of (i) the inaccuracy of any representation or warranty contained in Section 4 hereof or (ii) the breach by Buyer of any provision hereof.

                  (c) Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party or parties from whom indemnification is sought (as the case may be, the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 5(d) of this Agreement.

                  (d) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date the Indemnifying Party is notified of such claim pursuant to Paragraph 5(c) hereof, (i) the Indemnified Party may defend against such claim or litigation,

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        after giving notice of the same to the Indemnifying Party, on such terms as are appropriate in the Indemnified Party's reasonable judgment, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

             6. Effective Date. The transfer of the Shares shall be deemed to be effective as of November 6, 1997.

             7. Captions. The captions and headings to the various sections, paragraphs and exhibits of this Agreement are for convenience of reference only and shall not affect or control the meaning or interpretation of any of the provisions of this Agreement.

             8. Integration. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

             9    Notices and Communications.  Any notice or other
        communication shall be in writing and shall be personally delivered, or sent by overnight or second day courier or by first class mail, return receipt requested, to the party to whom such notice or other communication is to be given or made at such party's address set forth below, or to such other address as such party shall designate by written notice to the other party as follows:

             If to Sellers or Thermo Power Corporation:

                  Thermo Power Corporation
                  c/o Thermo Electron Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA  02254-9046
                  Attn.: General Counsel


             If to Buyer:

                  ONIX Systems Inc.
                  c/o Thermo Electron Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA  02254-9046
                  Attn.: General Counsel

        provided that any notice of change of address, and any notice or other communication given otherwise than as specified above shall be effective only upon receipt; and further that any presumption of receipt by the addressee shall be inoperable during the period of any interruption in Postal Service.

             10. Survival of Representations and Warranties. All representations and warranties made by Sellers or Buyer in this

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        Agreement shall survive the execution and delivery of this
        Agreement.

             11. Governing Law; Assignment. This Agreement is to be construed, interpreted, applied and governed in all respects in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions, is to take effect as a sealed instrument, is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns and may be canceled, modified or amended only by a written instrument executed by Thermo, Sellers and Buyer. No party hereto may assign its rights hereunder without prior written consent of the other party.

             12. Guaranty. Thermo hereby unconditionally guarantees all of the obligations of the other Sellers under this Agreement.

             13. Counterparts. This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one Agreement, binding on the parties hereto notwithstanding that such parties have not signed the same counterpart.


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             IN WITNESS WHEREOF, the parties hereto have executed this
        Agreement as of the date and year first above written.

        SELLERS:

        RADLEY SERVICES LTD.               PEEK CORPORATION

        By: J. Timothy Corcoran            By: J. Timothy Corcoran
            ----------------------------       --------------------------

        Title: Authorized Signatory        Title: Chariman
               -------------------------          -----------------------


        BUYER:                        THERMO:

        ONIX SYSTEMS INC.             THERMO POWER CORPORATION

        By: William J. Zolner           By: J. Timothy Corcoran
            -----------------------         ---------------------

        Title: President & CEO          Title: President & CEO
               --------------------            ------------------